PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this "Agreement"), dated as of this 15th day of April, 2014 (the "Effective Date"), is made and entered into by and between GLOBAL MEDICAL REIT, INC., a Maryland corporation ("Purchaser"), and LTAC LANDLORD, LLC, a Nebraska limited liability company ("Seller").

RECITALS:

A. WHEREAS, Seller owns a leasehold interest in a long term acute care hospital located at 1870 S 75th Street, Omaha, Nebraska, together with the real property, the improvements and all appurtenances thereto (the "Facility," which defined term shall include all of the Assets (as defined in Recital C below) applicable to the Facility), pursuant to that certain Ground Lease dated April 20, 2007 (the "Ground Lease") with Catholic Health Initiatives, a Colorado nonprofit corporation, as successor of Alegent Health ("Ground Lessor").

B. WHEREAS, the Facility is subleased to Select Specialty Hospital – Omaha, Inc., a Delaware corporation ("Tenant"), which operates the Facility, pursuant to a Sublease dated April 20, 2007, as amended by First Amendment to Sublease dated May 25, 2007 and as further amended by Second Amendment to Sublease dated July 24, 2007 (collectively, the "Sublease").

C. WHEREAS, the parties desire to enter into this Agreement pursuant to which Purchaser will purchase, accept and assume from Seller, and Seller will sell, convey, transfer and assign to Purchaser, the following, hereinafter collectively referred to as the "Assets":

i. Seller's good and marketable, valid and insurable leasehold interest and all other rights, title and interest of Seller in and to the parcel(s) of real property on which the Facility is located, such real property being more particularly described on Exhibit A, attached hereto (the "Real Property");

ii. Seller's fee simple title in and to all buildings, structures, facilities, amenities, driveways, walkways, parking lots and other improvements located on the Real Property (collectively, the "Improvements");

iii. all right, title and interest of Seller in and to the Sublease;

iv. all personal property owned by Seller and used in connection with the Facility (the "Personal Property"); and

v. all licenses, permits and warranties benefiting the Facility and all service contracts relating to the Facility that Purchaser elects to assume (the "Service Contracts")

NOW, THEREFORE, in consideration of the recitals, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, the parties hereto agree as follows:

ARTICLE 1.

PURCHASE AND SALE

1.1 Transfer of Assets. For and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, and subject to the terms and conditions herein provided, Seller shall convey, transfer and assign the Assets to Purchaser.

1.2 Closing.

(a) Unless this Agreement shall have been terminated pursuant to an express right to terminate as herein provided, the closing hereunder (the "Closing") shall occur on or before 5:00 p.m. CDT on May 15, 2014 (the "Closing Date"); provided, however, that Purchaser can extend the Closing Date to May 30, 2014 by depositing with the Title Company, on or before 5:00 p.m. CDT on May 15, 2014, $200,000.00 of additional Earnest Money (additional to the Earnest Money Deposit provided for in Section 1.4), which additional Earnest Money shall be non-refundable, except as otherwise provided herein. If all Required Consents have not been received by the Closing Date, then either party may terminate this Agreement upon written notice to the other party given prior to 6:00 p.m. CT on that date, in which case the refundable portion of the Earnest Money Deposit (as defined in Section 1.4 below) will be promptly returned to Purchaser and neither party will have any further obligation or liability to the other party; provided that if neither party terminates this Agreement then the Closing Date will be extended for up to thirty (30) days for the purpose of obtaining the Required Consents. The Closing will be effective for accounting purposes as of 12:01:01 a.m. on the Closing Date such that the Closing Date will be a day of income and expense to Purchaser.

(b) On the Closing Date, all documents and other materials required from Seller under Section 8.1(b) (collectively, the "Seller Documents") and from Purchaser under Section 8.1(c) (collectively, the "Purchaser Documents") in order to effectuate the consummation of the Closing shall be delivered to the offices of the Purchaser, or at such other date, time and place as Purchaser may reasonably require taking into account the relative location of any lenders. Notwithstanding the foregoing, (i) Seller may deliver all of the Seller Documents required hereunder to the Title Company (as defined in Section 4.9(b) below), as escrow agent ("Escrow Agent") or Purchaser's counsel on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by overnight courier, and (ii) Purchaser may deliver all of the Purchaser Documents required hereunder to Escrow Agent on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by overnight courier.

1.3 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Assets shall be Twenty-one Million Seven Hundred and Ten Thousand and No/100 Dollars ($21,710,000.00), subject to the prorations and further adjustments as provided for in this Agreement. At the Closing, the Purchase Price shall be paid as in cash, subject to the prorations and further adjustments as provided for in this Agreement, by wire transfer of immediately available federal funds to Escrow Agent ("Cash Proceeds").

1.4 Deposit. Within three (3) business days following the Effective Date Purchaser will deposit the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the "Earnest Money Deposit") with the Title Company as provided herein. At Closing, the Earnest Money Deposit shall be applied to the Purchase Price.

1.5 Payment of Purchase Price. At Closing, Purchaser shall pay the Purchase Price, adjusted for any prorations, credits and additions for the benefit of Purchaser or Seller as specified in this Agreement.

1.6 Intentionally Deleted.

1.7 Due Diligence Period.

(a) Seller and Purchaser hereby acknowledge that, as of the Effective Date, (i) unless otherwise indicated on Exhibit "C", Seller has delivered to Purchaser all items identified on Purchaser's due diligence checklist attached hereto as Exhibit "C" (the "Due Diligence Checklist"); and (ii) Purchaser has not yet had an opportunity to conduct due diligence and fully review and evaluate all aspects of this transaction and the condition and suitability of the Assets. Seller hereby represents and warrants that if an item is listed as "None" on Exhibit "C", the same does not apply to the Property.

(b) For the period commencing on the Effective Date and continuing until 6:00 p.m. CT on April 17, 2014 (the "Due Diligence Period"), Purchaser shall have the right to terminate this Agreement by written notice to Seller in the event Purchaser, in Purchaser's sole discretion, is not satisfied with the Assets for any reason prior to the expiration of the Due Diligence Period, in which event this Agreement shall terminate, the Earnest Money Deposit shall be refunded to Purchaser and the parties shall thereafter be released from all further duties and obligations under this Agreement. If, prior to the expiration of the Due Diligence Period, Purchaser does not send notice to Seller via electronic mail, as is permitted in Section 10.4, terminating this Agreement, then Purchaser shall be deemed to have waived its right to terminate the Agreement during the Due Diligence Period, and the Earnest Money Deposit shall become non-refundable, except as otherwise provided herein.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants the following, each of which warranties and representations is material to and is relied upon by Purchaser:

2.1 Organization and Qualification. Seller is a limited liability company duly organized and validly existing under the laws of the State of Nebraska, with full power and authority to own assets and to carry on its business as it is now being conducted and to own or lease and operate the Assets it owns or leases as and in the place now owned, leased or operated.

2.2 Authority; Binding Effect.

(a) Seller has, and at Closing will have, the full and unrestricted corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Seller in connection with such transaction (collectively, "Related Documents").

(b) This Agreement and each Related Document, upon due execution and delivery by Seller, will constitute the legal, valid, and binding obligation of Seller, enforceable in accordance with its respective terms.

(c) Seller has obtained all required corporate approval required for the execution and consummation of this Agreement, the Related Documents and all transactions contemplated hereby and thereby.

2.3 Licenses. The Facility is currently licensed to operate as a long term acute care hospital (the "Permitted Use"). Landlord does not have any actual knowledge regarding whether Tenant has obtained all permits, licenses, Government Program (as defined below) provider agreements and other authorizations issued and required by Governmental Authorities in connection with its maintenance and operation of the Facility, including, without limitation, such licenses required for the Permitted Use (collectively, the "Licenses") and whether the Licenses are in good standing and Seller has not received written notice that the Facility is in violation of any restriction or other rules, regulations, statutes, ordinances or requirements or any judgments, decrees, writs, injunctions or orders of any Governmental Authority in effect as of the date hereof, or as enacted or amended from time to time after the Effective Date (collectively, "Applicable Laws") in connection with the Licenses or the Facility or otherwise affecting possession, operation and use thereof. Tenant is the holder of all the Licenses and there is no other person or entity that operates, manages or leases the Facility.

2.4 Governmental Authorities. Except as set forth on Exhibit D, Seller is not required to submit any notice, report or other filing with any federal, state, municipal, foreign or other governmental or regulatory authority (individually, a "Governmental Authority" and collectively, "Governmental Authorities") in connection with Seller's execution or delivery of this Agreement or any of the Related Documents or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Authority is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement.

2.5 Taxes. Tenant is the party obligated, under the Sublease, to pay all real property taxes and assessments, and all personal property taxes and assessments. In addition, (i) all income, sales and franchise taxes due and payable by Seller during the period of Seller's (or any affiliate of Seller's) ownership of the Assets, if any, and all interest and penalties thereon, if any, have been paid in full; (ii) all tax returns for calendar years 2012 and before which are required to be filed by Seller have been properly and timely filed, and correctly reflect the tax position of Seller, and all taxes respectively due under such tax returns have been paid thereby or will be paid in the ordinary course of Seller's business and in any event on or before the Closing; (iii)

Seller is not subject to a claim for deficiency or other action in connection with any taxes and is not paying any taxes for any prior period under any installment agreement, compromise or settlement agreement or any other arrangement with any Governmental Authority; (iv) no tax returns of Seller have been or are being examined by the Internal Revenue Service or any state or local Governmental Authority; and (v) all tax returns filed by Seller after the Effective Date, covering periods prior to and including the Closing Date, will be properly and timely filed (giving consideration for allowable extensions) and all taxes respectively due under such tax returns will be timely paid.

2.6 No Defaults. The execution, delivery and performance of this Agreement and any of the Related Documents by Seller do not and will not:

(a) Conflict with or result in any breach of the provisions of, or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other governing organizational documents, as the case may be, of Seller;

(b) Violate any restriction to which Seller is subject or, with or without the giving of notice, the passage of time, or both, violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture or other material agreement or instrument, whether oral or written, to which Seller is a party, or by which it or the Assets are bound, which will not be fully satisfied, assigned or terminated on or prior to Closing as a result of the transactions contemplated in this Agreement, or result in the termination of any such instrument or termination of any provisions in such instruments, or result in the creation or imposition of any lien, charge or encumbrance upon the Assets;

(c) Create any liens or other encumbrances on the Assets in favor of third parties;

(d) Constitute a violation of any Applicable Law of any Governmental Authority; or

(e) Result in the breach or violation of any of the warranties and representations herein set forth by Seller.

2.7 Title to Property and Related Matters.

(a) There are no violations of any covenants or restrictions encumbering the Assets, and there are no violations of any Applicable Laws relating to the Licenses or the operation of the Facility for the Permitted Use or any other Applicable Laws of any Governmental Authorities applicable to the Assets or the operations thereof. Seller has no knowledge of any agreements, documents or instruments which are not recorded among the land records but which affect the title to the Facility.

(b) Seller is the holder of the ground lessee's interest in the Ground Lease and the sublandlord's interest in the Sublease, and is the owner of the Improvements free and clear of all Monetary Encumbrances (as defined herein) other than such Monetary Encumbrances as Seller shall pay and discharge in full prior to or on or at Closing. There is no the Personal

Property owned by Seller, and no Personal Property will be conveyed from Seller to Purchaser at the Closing.

(c) The Facility is supplied with such utilities as are necessary for the operation of the Facility as currently operated and for its intended purpose, and Seller has no knowledge of any future plans by any utility provider to curtail or eliminate any utilities currently serving the Assets. All utility bills and deposits required by any utility provider are the responsibility of Tenant under the Sublease.

(d) The Facility abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent irrevocable and insurable easement benefiting the Real Property upon which the Facility is located, and Seller has no knowledge of, and has received no notice that alleges any breach or default under any instrument creating any such easement or attempting to terminate or revoke such easement.

(e) To Seller's knowledge, there are no pending rezoning or other pending land use actions affecting the Assets or any properties in the immediate vicinity of the Assets. Seller has not received written notice of and has no knowledge of any threatened or contemplated rezoning or other land use actions affecting or which will affect the Assets, including, without limitation, on properties in the immediate vicinity of the Assets. The current use of the Facility is lawfully permitted either as a currently conforming use or as a fully legally "grandfathered use", and Seller knows of no violation of any Applicable Laws relating to the zoning, land use, building codes or other similar requirements of Governmental Authorities.

(f) At the Closing, Seller shall not be indebted to any contractor, laborer, mechanic, materialman, architect or engineer for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Assets for which any such person could lawfully claim a lien against the Assets.

(g) There are no known condemnation or eminent domain proceedings pending, or, to the knowledge of Seller, threatened or contemplated against the Assets or any part thereof, or access thereto, and Seller has not received notice, oral or written, of the desire of any public authority or other entity to take or use the Assets or any part thereof. Between the Effective Date and the Closing, Seller will give Purchaser prompt written notice of any actual or any threatened or contemplated condemnation of any part of the Assets of which Seller receives written notice or obtains knowledge.

(h) There are no parties other than Seller in possession of the Assets, or any portion thereof, other than Tenant.

(i) Except as set forth in Article 16 of the Ground Lease, there are no outstanding options or rights of first refusal to purchase the Assets or any portion thereof or interest therein.

2.8 Hazardous Substances.

(a) For purposes of this Agreement, "Environmental Laws" means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the

Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act (15 U.S.C. §2601 et. seq.), the Clean Air Act (42 U.S.C. §7401 et. seq.), the Safe Water Drinking Act (42 U.S.C. §300(f) et. seq.), the Occupational Safety and Health Act, and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, health and safety laws, ordinances, rules, regulations, judgments, orders and requirements of any Governmental Authority relating or pertaining to (A) any aspect of the environment, (B) the preservation or reclamation of natural resources, (C) the management, release and threatened release of Hazardous Substances (as hereinafter defined), (D) response actions and corrective actions regarding Hazardous Substances, (E) the ownership, operation or maintenance of personal and real property that manages or releases Hazardous Substances or at which Hazardous Substances are managed, (F) common law torts, including so-called "toxic torts", and (G) environmental or ecological conditions on, under or about the Assets, all as in effect as of the Effective Date and on the Closing Date. For purposes of this Agreement, "Hazardous Substance" shall mean any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a "hazardous substance", "hazardous material", "toxic substance", "hazardous waste", "pollutant", "contaminant" or words of similar import under any Environmental Law, including, without limitation, all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, any radioactive material, raw materials used or stored in the Facility and building components including, asbestos-containing materials in any form, radon gas and mold of a type or in amounts that may present a health hazard.

(b) The materials used to construct the Improvements do not, to Seller's knowledge, contain any Hazardous Substance. To Seller's knowledge, the Tenant's operation of the Facility does not involve the use of Hazardous Substances, except for Hazardous Substances typically used in, and in quantities necessary for the day-to-day operation of, the Facility and which are commonly used in other similar facilities, such as cleaning fluids, insecticides and medicines (the "Common Products"), which Common Products have been used, transported, stored and disposed of by Seller in compliance with all applicable Environmental Laws, and except for medical waste;

(c) Seller has no knowledge of any pending or threatened litigation or proceeding before any Governmental Authority in which any person or entity alleges the presence, release or threat of release of any Hazardous Substance or violation of Environmental Laws at the Facility;

(d) Seller has not received any notice of, and has no knowledge that, any Governmental Authority or employee or agent thereof has determined, or threatens to determine, or is investigating, that there is a presence, release or threat of release or placement on, in or from the Assets, or the generation, transportation, storage, treatment, or disposal at the Assets, of any Hazardous Substance. Seller shall notify Purchaser promptly of its receipt of any such notice or knowledge after the Effective Date;

(e) Seller has no knowledge as to any discharge of any Hazardous Substance on or from any of the Assets during the time of Seller's ownership or occupancy thereof; and

(f) Seller has, or will, deliver to Purchaser copies of all reports or tests in Seller's possession with respect to (i) the compliance of the Assets with Environmental Laws and (ii) the presence of Hazardous Substances on, in or from the Facility or the Real Property.

2.9 Leases.

(a) Seller has provided to Purchaser a true and complete copy of the Ground Lease. The Ground Lease is in full force and effect; all rents due on or before the Effective Date under the Ground Lease have been timely paid and there has not been and there is no ongoing issue or dispute as to past rental payments; in each case, neither Seller, nor Ground Lessor is in default in any respect thereunder; and no waiver, indulgence or postponement of Ground Lessor's obligations under the Ground Lease, and Seller has no knowledge of and has not received written notice that there exists any occurrence, event, condition or act which, upon the giving of notice or the lapse of time or both, would become a default by Seller or Ground Lessor under the Ground Lease.

(b) The Sublease is the only lease of the Facility by Seller to a third party. Seller has provided to Purchaser a true and complete copy of the Sublease. The Sublease is in full force and effect; all rents due on or before the Effective Date under the Sublease have been timely paid and there has not been and there is no ongoing issue or dispute as to past rental payments; in each case, neither Seller, nor Tenant is in default in any respect thereunder; and no waiver, indulgence or postponement of Tenants' obligations under the Sublease, and Seller has no knowledge of and has not received written notice that there exists any occurrence, event, condition or act which, upon the giving of notice or the lapse of time or both, would become a default by Seller or Tenant under the Sublease.

2.10 Patriot Act. Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order"), and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the "Orders"). Neither Seller nor any of its affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who had been determined by competent authority to be subject to the prohibitions contained in the Orders.

2.11 Capital Expenditures. Seller does not have any outstanding contracts for capital expenditures relating to the Facility, nor does Seller have any agreement, obligations or commitments for capital expenditures relating to the Facility, including, without limitation, additions to property, plant, equipment or intangible capital assets. Seller has not deferred or delayed implementing any capital expenditures at the Facility and the Facility has been

constructed to an institutional (as opposed to residential) grade, including, without limitation, fire suppression systems and construction standards related to fire suppression.

2.12 Absence of Notices. Seller has not received any written notice, and has no knowledge, that (a) any customer or supplier of Seller intends to discontinue, substantially alter prices or terms to, or significantly diminish its relationship with the Facility, either as a result of the transaction contemplated hereby or otherwise or (b) any federal, state, county, municipal or other Governmental Authority is alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of Applicable Law, including, without limitation, applicable health care licensure laws or violations under the Licenses, with respect to the Facility or any part thereof.

2.13 Financial Statements. Seller has delivered to Purchaser copies of the financial statements listed in the Due diligence checklist certified by the chief financial officer of Seller (collectively, the "Financial Statements") as follows: (a) income statements of Seller for the fiscal years ended 2011 and 2012; and (b) income statements, and balance sheets for the Assets (the "Most Recent Financial Statements") as of and for the six (6) month period ended February 28, 2014. To Seller's knowledge, the Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles ("GAAP") on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Facility as of such dates and the results of operation of the Facility for such periods.

2.14 No Litigation. There are no actions, suits, claims, governmental investigations or other legal or administrative proceedings, or any orders, decrees or judgments in progress, pending or in effect, or, to the knowledge of Seller, threatened against or relating to Seller, the Facility, any of the Assets or against or relating to the transactions contemplated by this Agreement, and there are none pending in state courts, or in any federal courts, or pending in other jurisdictions or threatened in writing, at law or in equity, by or before any federal, state or municipal court or other Governmental Authority.

2.15 Compliance with Medicare and Medicaid Law. To the knowledge of Seller, there is no litigation, claim, proceeding or investigation currently pending against Tenant or relating to the Facility for any violation or alleged violation of, and Seller has received no written notice, and Seller has no knowledge, of any threat of any suit, action, claim, dispute, investigation, agency review or other proceeding pursuant to or involving, (i) the False Claims Act, 31 U.S.C. §§3729 et seq., (ii) the Civil Monetary Penalties Law, 42 U.S.C §1320a-7a, (iii) federal or state anti-kickback statutes, including, but not limited to, 42 U.S.C. 1320a-7b, (iv) federal or state referral laws, including, but not limited to, 42 U.S.C. §1395nn, (v) regulations promulgated pursuant to any of the foregoing statutes, or (vi) any other federal or state law or regulation of general applicability to health care fraud, governing or regulating the management of health care providers, or governing or regulating medical billing or reimbursement, including all applicable Government Programs statutes and regulations (collectively the "Government Programs Laws").

2.16 Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Seller in this Agreement and the statements and information set forth in the attached Exhibits and Schedules are true and accurate in every material respect.

2.17 Materials Provided. All materials provided to Purchaser by Seller either prior to the Effective Date or during the term hereof, including, without limitation, all items on the Due diligence checklist, are true, accurate and complete in all material respects.

2.18 Capital Expenditures. Seller made no capital improvements to the Facility in the fiscal years ended 2011, 2012 and 2013.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants the following, each of which warranties and representations is material to and is relied upon by Seller:

3.1 Corporate Organization; Etc. Purchaser is a corporation duly organized and validly existing under the laws of the State of Maryland with full power and authority to own assets and to carry on its business as it is now being conducted.

3.2 Authorization, Binding Effect. Purchaser has, and at Closing will have, the full and unrestricted right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Purchaser in connection with such transactions. The consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action of Purchaser. This Agreement and each such other agreement, instrument and document, upon due execution and delivery by Purchaser, will constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms.

3.3 No Violation. Purchaser is not subject to or obligated under any certificate of incorporation, bylaw, law, or rule or regulation of any Governmental Authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would be in any material respect breached or violated by the execution, delivery or performance of this Agreement.

3.4 Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Purchaser in this Agreement are true and accurate in every material respect.

ARTICLE 4
COVENANTS OF SELLER

Seller covenants and agrees during the period after the Effective Date and through and including the Closing Date as follows:

4.1 Regular Course of Business. Seller shall: (a) unless otherwise the responsibility of Tenant under the Sublease, maintain the Assets in good order and repair and otherwise in sufficient repair, order and condition to satisfy the representations and warranties as to the condition and quantity of the Assets set forth in Article II; (b) unless otherwise the responsibility

of Tenant under the Sublease, comply with all Applicable Laws with respect to the Assets and the operation thereof, including, without limitation, all required regulatory standards of any Governmental Authorities with regulatory jurisdiction over the Facility and compliance with all Governmental Programs; (c) maintain and comply with the Ground Lease and Sublease, each without change except as expressly provided herein; (d) not make any changes or modifications in or terminate the Ground Lease or Sublease; (e) not enter into any agreements or leases affecting the Assets without prior written notice to Purchaser and Purchaser's approval thereof, which approval shall not be unreasonably withheld; and (f) keep in full force and effect present insurance policies through the Closing Date.

4.2 Borrowing. Seller shall not create or permit to become effective any mortgage, pledge, lien, encumbrance or charge of any kind upon all or any portion of the Assets.

4.3 Full Access and Disclosure. Upon receiving from Purchaser its approved form of Tenant Estoppel Certificate, Seller shall notify the Tenant of the pending sale of the Facility to Purchaser and instruct the Tenant to treat the pending sale with utmost confidentiality. Thereafter, and subject to the provisions in the Sublease regarding Sublandlord's access rights, Seller shall afford to Purchaser and its counsel, accountants, environmental consultants, engineers, appraisers, lenders and other authorized representatives (collectively, "Purchaser's Representatives") access to the Facility during business hours, including, but not limited to, the roof, all FF&E, the heating and cooling systems, and any and all financial data and records, operating data and other information requested, including the Most Recent Financial Statements, audits, inspection reports, plans of correction with respect to Licensing Surveys, Government Program reports, and all contracts, agreements, correspondence files and other documents relating to the Facility so that Purchaser may have a full opportunity to make such investigations of the Assets and the Facility as Purchaser shall desire to make. Seller shall be entitled to have a representative present during Purchaser's scheduled visits. Seller shall supplement or amend any information, written or otherwise, previously delivered or otherwise disclosed to Purchaser with respect to any matter hereafter arising which, if existing or occurring at the Effective Date, would have been required to be set forth or disclosed.

4.4 Consents. Seller shall obtain at Seller's cost and expense on or prior to Closing, all consents necessary for Seller to fulfill Seller's obligations to consummate the transactions contemplated hereby and pursuant to the Ground Lease, including, without limitation, any required consents of any Governmental Authority (the "Required Consents"). The waiver of Right of First Refusal described in Section 6.2(k) is not a Required Consent, but, as set forth in Section 6.2(k), its delivery by Seller to Purchaser is a condition to Purchaser's obligation to consummate the purchase under this Agreement.

4.5 Compliance With Laws. Seller shall comply with all Applicable Laws in conjunction with the execution, delivery and performance of this Agreement, the transactions contemplated hereby and the ownership, operation and maintenance of the Facility (unless otherwise the responsibility of Tenant under the Sublease), prior to Closing.

4.6 Taxes. Seller shall file all federal, state and local returns, and, to the extent applicable, estimates and reports and pay all amounts then due, for all taxes for all periods through and including the Closing Date to the extent due and payable at any time prior to the

Closing Date hereunder and otherwise to the extent necessary to transfer the Facility to Purchaser in accordance with the terms of this Agreement.

4.7 Further Documentation. Seller agrees that following the Closing, upon request by Purchaser, Seller will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required, in order to more fully assign, grant, transfer, convey, assure and confirm to Purchaser, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets to be sold to Purchaser pursuant to this Agreement.

4.8 Confidentiality. Seller will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement and all information relating to Purchaser (other than information that is a matter of public knowledge or that has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority) and such information shall not at any time be used for the advantage of Seller or its representatives or disclosed to third parties by Seller or its representatives, other than to the extent necessary to consummate the transactions contemplated hereby or as required by Applicable Law.

4.9 Title Insurance and Survey; Environmental Assessments.

(a) As part of its delivery of the items on the Due diligence checklist, Seller will provide to Purchaser a copy of Seller's currently effective title insurance policy and plats and surveys in its possession that relate to the Real Property.

(b) Purchaser, at Purchaser's option and cost, may obtain the following prior to the expiration of the Due Diligence Period: (i) an updated real property survey for the Facility (the "Survey"), and (ii) a title commitment for the Facility (the "Title Commitment"), issued by a national title company selected by Purchaser (the "Title Company"), which Title Commitment shall contain a commitment by the Title Company to issue to Purchaser a title insurance policy on an extended coverage ALTA Owner's form, in form and substance reasonably acceptable to Purchaser (the "Title Policy") insuring the valid fee simple title to the Facility. Seller will execute a standard Owner's Affidavit to facilitate the Title Company's determination whether to delete the standard exceptions from the Title Policy at the Closing, other than exceptions for (i) such itemized matters shown on the Survey to which Purchaser does not object pursuant to the provisions hereof and (ii) taxes for the year in which the Closing occurs which are not yet due and payable. Purchaser shall have until the expiration of the Due Diligence Period to give written notice to Seller accepting or objecting to the Title Commitment and Survey, with any such notice of objection specifying the exceptions or other matters to which Purchaser objects. Seller shall be unconditionally obligated to pay any of its outstanding indebtedness which is evidenced by, and cause the release of any lien, mortgage, deed of trust, deed to secure debt, security agreement, judgment, tax lien or other encumbrance affecting the Assets and capable of being released through or as a result of the payment of money (collectively, "Monetary Encumbrances") irrespective of whether Purchaser objects to same unless and only to the extent that such obligation is waived in writing by Purchaser. Notwithstanding the foregoing, Purchaser shall not have the right to object to any matters created or consented to in separate

written consent by Purchaser, all of which shall be deemed to be "Permitted Encumbrances" hereunder. If Purchaser objects to any encumbrance or other matter reflected in the Title Commitment or Survey, Seller shall, at its option, have ten (10) Business Days from the date of the notice of such objection within which to cure the same (which cure may be effected by payment and discharge of the objectionable item or by causing the Title Company to remove the same as an exception or affirmatively insure over such item provided such affirmative insurance shall be reasonably satisfactory to Purchaser and any lender of Purchaser and sufficient, in Purchaser's reasonable judgment, to adequately address Purchaser's and any lender's concerns with respect to such matter) and in the event Seller fails or refuses to do so within said ten (10) Business Day period, Purchaser shall have five (5) Business Days thereafter in which to advise Seller in writing of Purchaser's election (y) to terminate this Agreement by notice to Seller, in which case the Earnest Money Deposit shall be refunded to Purchaser, and neither party shall have any further rights, duties or obligations hereunder or (z) to proceed to closing. In the event that any update to the Title Commitment prior to or on the Closing Date reveals any new matter not previously shown or disclosed on the prior Title Commitment, then Purchaser will have the same rights of objection and termination as set forth above.

(c) Seller will provide copies of any previously prepared Phase I environmental assessments or other environmental assessments in Seller's possession conducted for the Facility pursuant to the Due diligence checklist and, to the extent Seller may do so under both the Ground Lease and the Sublease, Seller will permit Purchaser and its agents to conduct an environmental assessment for the Facility (the "Phase I"). Purchaser will have until the expiration of the Due Diligence Period to approve or disapprove the Phase I in writing delivered to Seller. If the Phase I recommends that a Phase II Environmental Assessment (a "Phase II") be ordered for any Facility, then Purchaser will use commercially reasonable efforts to obtain such Phase II prior to the expiration of the Due Diligence Period. Should Purchaser disapprove of any matter set forth in the Phase I or Phase II, Purchaser shall notify Seller in writing of such disapproval at or prior to the expiration of the Due Diligence Period (as such period may be extended as contemplated above) (the "Environmental Notice"). If Purchaser delivers an Environmental Notice to Seller prior to the expiration of the Due Diligence Period, Seller shall, at its option, have ten (10) Business Days from the date of Seller's receipt of such Environmental Notice in which to advise Purchaser whether or not Seller will cure the same prior to Closing, and if Seller fails or refuses to do so within said ten (10) Business Day period, Purchaser shall have five (5) Business Days thereafter in which to advise Seller in writing of Purchaser's election (y) to waive the matters to which Purchaser objected and to proceed to Closing or (z) to terminate this Agreement by notice to Seller, in which case the Earnest Money Deposit shall be refunded to Purchaser, and neither party shall have any further rights, duties or obligations hereunder.

(d) No Solicitation. After the Effective Date and before the Closing Date, Seller shall not directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition of all or any portion of the Assets, or any assets of or equity interest in Seller or any business combination involving Seller, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

(e) Capital Expenditures. Seller shall complete all capital projects as needed on an emergency basis or as otherwise required to maintain the Facility in good operating condition in a good and workmanlike manner, using materials and labor, all at Seller's sole cost and expense.

(f) Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Seller shall give Purchaser prompt written notice of (i) any representation and warranty made by Seller in this Agreement which Seller hereafter learns was inaccurate or incorrect when originally made and (ii) any event, change or occurrence which would make any representation or warranty of Seller inaccurate or incorrect as of the time of such event, change or occurrence and (iii) any event, change or occurrence which will or reasonably may be anticipated to prevent Seller from making the same representations and warranties as set forth herein on and as of the Closing Date. The giving of any such notices shall not limit or modify any rights of Purchaser hereunder arising in the case of a breach of a representation or warranty by Seller, and Purchaser shall have the right to terminate this Agreement at any time prior to Closing following receipt by Purchaser of any such notice of a materially inaccurate or incorrect representation or warranty, such determination of materiality to be made by Purchaser in its sole discretion.

ARTICLE 5
INDEMNIFICATION

5.1 Indemnification by Seller. In addition to, and without limiting any indemnification obligation of Seller, as ground lessee under the Ground Lease, Seller unconditionally and irrevocably indemnifies, protects and agrees to defend and hold harmless Purchaser from and against any and all loss, cost or expense, including reasonable attorneys' fees, arising from the breach or violation of any representation or warranty of Seller contained herein ("Purchaser Indemnified Losses"). Payment shall not be a condition precedent to recovery under the foregoing indemnification provision.

5.2 Indemnification by Purchaser. Purchaser hereby unconditionally and irrevocably indemnifies, protects and agrees to defend and hold harmless Seller from and against any and all loss, cost or expense, including costs and reasonable legal fees, incurred prior to the Closing Date due to damage from Purchaser's inspections or due to Purchaser's breach of any duty under this Agreement, or incurred after the Closing by Seller as a result of the breach or violation of any representation or warranty of Purchaser hereunder or breach of the Ground Lease or Sublease. Payment shall not be a condition precedent to recovery under the foregoing indemnification provision.

5.3 Notification of Claims.

(a) A party entitled to be indemnified pursuant to this Article (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined gives rise or will likely give rise to a right of indemnification under this Agreement, as soon as possible after the Indemnified Party becomes aware of such claim or demand and has made such determination; provided, however, that the Indemnified Party's failure to give such notice to the

Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party's rights with respect thereto except to the extent the Indemnified Party is prejudiced by the delay. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article within thirty (30) days after the receipt of written notice thereon from the Indemnified Party, it being agreed that the Indemnifying Party need not satisfy such obligations during any period in which the Indemnifying Party is defending in good faith the applicable third party claim in the manner described hereinbelow.

(b) If the Indemnified Party notifies the Indemnifying Party of any claim or demand pursuant to subsection (a) above, and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under this Article, the Indemnifying Party shall have the right to either (i) pay such claim or demand or (ii) employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case reasonably in advance of the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under subsection (a) above of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party and is able to demonstrate to the Indemnified Party its financial wherewithal to fully perform its indemnification obligation in the event such contested claim is resolved adversely to the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to such counsel all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so.

(c) The Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless the Indemnified Party determines in good faith that there is a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, in which case the Indemnifying Party will have the right to choose and fund other counsel to represent the Indemnified Party or to reimburse the Indemnified Party for the expenses of its counsel). After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such Third Party Claim, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnifying Party in connection with any defense or settlement of such Third Party Claim, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable legal expenses and out-of-pocket expenses incurred in connection with such requested participation.

(d) An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim against an Indemnified Party or consent to the

entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's affiliates.

ARTICLE 6
CONDITIONS TO THE OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate its purchase under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions set forth in this Article, unless waived in writing by Purchaser. The following constitute material conditions to Purchaser's consummation of this transaction, the failure of any of which shall entitle Purchaser to terminate this Agreement upon written notice to Seller in which event the Earnest Money Deposit shall be refunded to Purchaser:

6.1 Representations and Warranties; Performance.

(a) The representations and warranties made by Seller herein and in the Related Documents shall be true and correct in all material respects as of the Effective Date and at and as of the Closing, with the same effect as though made on such date. Seller shall have delivered to Purchaser a certificate of Seller dated as of the Closing Date certifying to such compliance and completion.

(b) Seller shall have performed and complied with each of its covenants pursuant to this Agreement or any Related Documents in all material respects through the Closing.

6.2 Required Consents; Authorization.

(a) At or prior to the Closing, Seller delivers to Purchaser all Required Consents.

(b) At or prior to the Closing, Seller delivers certified copies of resolutions duly adopted by the board of directors of Seller (or Seller's manager or members, as appropriate) approving the transactions contemplated by this Agreement.

(c) No Destruction or Condemnation of Property. Prior to Closing, the Facility does not suffer material damage, destruction or condemnation loss (or received notice of an impending condemnation loss). If, after the Effective Date, the Facility incurs damage, destruction or condemnation loss (or Seller receives notice of an impending condemnation loss) which is not material damage, destruction or loss, then Seller shall be required to repair any such damage, destruction or loss (in all instances to restore the Facility to fully functional status consistent with prior operation) before Purchaser shall be obligated to proceed to Closing. For the purposes of this Section, "material damage, destruction or loss," shall mean damage to, or condemnation loss (or impending condemnation loss) that (a) is reasonably expected to cost $100,000.00 or more to repair, (b) materially interferes with the operation of the Facility or (c)

renders the Facility less than a functional structure in which Tenant can operate the business currently conducted thereon.

(d) No Proceeding or Litigation. No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that (i) prevents consummation of any of the transactions contemplated by this Agreement, or (ii) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, provided that Purchaser has not solicited or encouraged any such action, suit or proceeding.

(e) Title Insurance. At Closing, Purchaser receives the Title Policy in the form therein free and clear of encumbrances other than the Permitted Encumbrances.

(f) Material Adverse Change. There has been no Material Adverse Change. For purposes hereof, the term "Material Adverse Change" means any change or event whose effect is materially adverse to the Assets, business, prospects or financial condition of the Facility or in the rent paid under the Sublease, as reasonably determined by Purchaser.

(g) Estoppel Certificates. Seller shall have delivered to Purchaser estoppel certificates from Ground Lessor and Tenant in form and content acceptable to Purchaser and Purchaser's lender.

(h) Subordination, Nondisturbance and Attornment Agreements. Seller shall have delivered to Purchaser subordination, nondisturbance and attornment agreements from Ground Lessor and Tenant in form and content acceptable to Purchaser's lender.

(i) Other Agreements. Seller shall have delivered into the Closing escrow its countersigned copies of the Seller Documents.

(j) Purchaser Financing. Prior to expiration of the Due Diligence Period, Purchaser shall, on terms and conditions satisfactory to it in its sole discretion, have obtained financing secured by the Assets to complete the transaction contemplated by this Agreement. Seller shall reasonably cooperate with Purchaser to provide documents, records, financial statements and other such information as may be requested by Purchaser's lender in order for Purchaser to secure necessary financing. Such cooperation shall include, without limitation, execution and delivery of a subordination agreement for the Sublease, if required.

(k) Waiver of Right of First Refusal. At or prior to Closing, Seller shall deliver the Ground Lessor's written waiver, in form reasonably satisfactory to Purchaser, of its Right of First Refusal to purchase, which Ground Lessor holds under Article 16 of the Ground Lease.

ARTICLE 7
CONDITIONS TO THE OBLIGATIONS OF SELLER

Each and every obligation of Seller under this Agreement, except for the obligations to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be

subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by Seller. The following constitute material conditions to Seller's consummation of this transaction, the failure of any of which shall entitle Seller to terminate this Agreement upon written notice to Purchaser:

7.1 Representations and Warranties; Performance.

(a) The representations and warranties made by Purchaser herein and in the Related Documents, shall be true and correct in all material respects on and as of the Effective Date and at and as of the Closing, with the same effect as though made on such date.

7.2 Purchaser's Compliance. Purchaser shall have performed and complied with all covenants required by this Agreement to be performed and complied in all material respects with by Purchaser prior to the Closing.

7.3 Waiver of Right of First Refusal. At or prior to Closing, Seller shall have obtained the Ground Lessor's written waiver of its Right of First Refusal to purchase, which Ground Lessor holds under Article 16 of the Ground Lease.

7.4 Other Agreements. Purchaser shall have delivered into the Closing escrow its countersigned copies of the Purchaser Documents.

ARTICLE 8
CLOSING

8.1 Possession and Closing Documents.

(a) Possession. Possession of all Assets sold hereunder shall be delivered to Purchaser on the Closing Date unless Seller is entitled possession thereto pursuant to the terms of the Ground Lease and Sublease.

(b) Closing Documents. Seller shall deliver to Purchaser on the Closing Date (the "Seller Documents"):

(1) An assignment and assumption of the Ground Lease, in the form attached hereto as Exhibit E (the "Ground Lease Assignment");

(2) An assignment and assumption of the Sublease, in the form attached hereto as Exhibit F (the "Sublease Assignment");

(3) [Intentionally Deleted];

(4) A assignment of any Service Contracts Purchaser elects to assume;

(5) Such additional bills of sale, assignments certificates of title and other appropriate instruments of assignment and conveyance, in form mutually but reasonably satisfactory to Purchaser and Seller, dated as of the Closing, conveying all title to the Assets, free

and clear of all liens, liabilities, security interests or encumbrances except as otherwise permitted herein;

(6) Evidence of the authority of Seller to execute and deliver the Seller Documents in order to effectuate the Closing;

(7) Duly executed affidavit in form satisfactory to obtain the Title Policy, without exception for mechanic's, materialman's or other statutory liens;

(8) A closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation, the Purchase Price, all prorations, and the allocation of costs specified herein ("Closing Statement"), duly executed by Seller;

(9) A duly executed bring-down certificate in form acceptable to Purchaser, reaffirming that the representations and warranties of Seller are true and correct as of the Closing Date;

(10) A duly executed certificate and affidavit of non-foreign status;

(11) Any other documents reasonably required by the Title Company.

(c) Purchaser shall deliver to Seller or cause to be delivered to Seller on the Closing Date the following (the "Purchaser Documents)":

(1) the Ground Lease Assignment;

(2) the Sublease Assignment; and

(3) the Closing Statement.

8.2 Closing Costs.

(a) Seller shall pay (i) any escrow or closing charges of the Title Company, (ii) the premium for the owner's Title Policy, (ii) any recording fees associated the recording of the Ground Lease Assignment, (iii) all grantor's tax or other similar transfer taxes, (iv) all costs (including recording costs) to payoff and release any Monetary Encumbrance, (v) any brokerage fees associated with this transaction; and (vi) attorney's fees for Seller.

(b) Purchaser shall pay (i) the premium for the Lender's title policy and the cost of all title endorsements required by Purchaser or its lender, (ii) costs associated with the inspections and investigations conducted by Purchaser or its agents or representatives during the Due Diligence Period; (iii) all expenses incident to any financing obtained for the purchase of the Assets; and (iv) attorney's fees for Purchaser and any Purchaser's lender.

8.3 Prorations and Adjustments. All prorations and adjustments shall be made as of the date of Closing. It is the intention of the parties that all costs and expenses of any nature relating to periods prior to the Closing be the sole responsibility of Seller, without proration. The

revenue generated by the Property and all operating expenses, obligations, and other expenses of the Property, except as otherwise expressly provided herein, shall be prorated as of the date of Closing, taking into consideration whether any such revenues and expenses are payable in arrears or in advance. All real property and personal taxes with respect to the Property shall be prorated between the parties as of the date of Closing. Any expense related to a period subject to proration, the amount of which is not known with certainty at Closing, shall be estimated for purposes of proration and subject to post-closing adjustments as set forth herein.

8.4 Post-Closing Adjustments. Any expense incurred after Closing or notice of which is received by either party after Closing, which expense, if known at Closing would be subject to proration, shall be paid by the party receiving such notice. Seller shall deliver to Purchaser all such statements or notices promptly after receipt and Purchaser shall deliver to Seller, not later than ninety (90) days after Closing, a schedule of all such expenses with appropriate adjustments for estimates made as of the date of Closing. If such schedule shows an amount due Seller from Purchaser, such amount shall be included with the schedule. If such schedule shows an amount due Purchaser, then Seller shall remit such amount within five (5) days after receipt of the schedule.

8.5 Security Deposits and Prepaid Rents/Concessions. All tenant security and other deposits (all of which shall be fully funded), prepaid rents and concessions, if any, outstanding under the Sublease as of Closing shall be credited by Seller to Purchaser at Closing.

8.6 Risk of Loss. Until the date of Closing, the risk of loss of any portion of the Assets shall be solely that of Seller.

ARTICLE 9
DEFAULT; REMEDIES

9.1 Default by Seller. Seller shall be in default hereunder upon the occurrence of any one or more of the following events:

(a) Any of Seller's warranties or representations set forth herein or in any of the schedule delivered pursuant to this Agreement are materially untrue or inaccurate.

(b) If all or substantially all of Seller's assets are placed in the hands of a receiver or trustee, and such receivership or trusteeship continues for a period of sixty (60) days, or should the Seller make an assignment for the benefit of creditors or be adjudicated a bankrupt, or should the Seller institute any proceedings under Chapters 7, 11, or 13 of the U.S. Bankruptcy Code or under any amendment thereof which may hereafter be enacted, or under any other act relating to the subject of bankruptcy wherein the Seller seeks to be adjudicated a bankrupt, or to be discharged of his debts, or to effect a plan of liquidation, composition or reorganization, or should any involuntary proceeding be filed against the Seller under any such bankruptcy laws and the Seller consents thereto or acquiesces therein by pleading or default and such insolvency proceedings is not terminated within a ninety (90) day period from the date of filing.

(c) If any event should occur that would terminate or dissolve the Seller as a matter of law or in accordance with the terms of Seller's certificate of incorporation and bylaws.

9.2 Purchaser's Remedies. In the event of a default by Seller hereunder, Purchaser may, at its option, do any of the following:

(a) Terminate this Agreement by written notice delivered to Seller at or prior to Closing and receive a refund of the Earnest Money Deposit; or

(b) Enforce specific performance of this Agreement against Seller.

9.3 Default by Purchaser. Purchaser shall be in default hereunder if Purchaser shall fail to deliver at Closing any of the items required of Purchaser pursuant to this Agreement, for any reason other than a default by Seller hereunder.

9.4 Liquidated Damages. Purchaser and Seller hereby agree that in the event of a default or breach of this Agreement by Purchaser, actual damages to Seller would be extremely difficult and impractical to ascertain. Accordingly, the parties agree that Seller, as its sole remedy hereunder, at law, or in equity, shall retain the Earnest Money Deposit and all interest accrued thereon as full liquidated damages, which sum the parties agree is a reasonable sum considering all the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to Seller that reasonably could be anticipated and anticipation that proof of actual damages would be costly or inconvenient. Each party specifically confirms the accuracy of the statements made above and the fact that each party was represented by counsel, who explained the consequences of this liquidated damages provision at the time this agreement was executed.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1 No Assumption of Seller's Liabilities. Purchaser is acquiring only the Assets from Seller and is not the successor of Seller. Purchaser does not assume or agree to pay, or indemnify Seller or any other person or entity against, any liability, obligation or expense of Seller or relating to the Assets in any way except to the extent expressly and specifically provided.

10.2 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties with respect to any of the terms contained herein.

10.3 Waiver of Compliance; Consent. Any failure of Seller on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant, agreement or condition may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

10.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by facsimile transmission (provided a copy is thereafter promptly mailed as hereinafter provided), or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), or mailed by first-class registered or certified mail, return receipt requested, postage prepaid (and shall be effective when received, if sent by personal delivery or by facsimile transmission or by overnight delivery service, or on the third (3rd) day after mailing, if mailed):

If to Seller, to:

LTAC Landlord, LLC
2221 Health Drive SW
Suite 2200
Wyoming, MI 49519
Attention: Greg Markvluwer
Fax No.: 616-224-0148
E-mail: gmarkvluwer@grangergroup.us

with copies to (which shall not constitute notice):

Law Weathers P.C.
333 Bridge NW, Suite 800
Grand Rapids, MI 49503
Attention: Jim Ens
Fax No.: 616-732-1766
E-mail: jens@lawweathers.com

If to Purchaser, to:

Global Medical REIT, Inc.
7272 Wisconsin Ave., Ste 300
Bethesda, MD 20814
Attention: David Young
Email: DavidY@GlobalMedicalREIT.com

with a copy to:

Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, TN 37203
Attention: Ann Peldo Cargile

Fax: 615-252-2373
Email: acargile@babc.com

or to such other person or address as any party shall furnish to the other parties in writing pursuant to this Section. Notwithstanding the foregoing, Purchaser shall be permitted in connection with the exercise of its rights to terminate this Agreement or to give title, survey or environmental objections on or before the expiration of the Due Diligence Period to send any such termination or objection notice via electronic mail which shall constitute effective delivery for purposes hereof.

10.5 Waiver of Compliance; Consent. Any failure of Seller on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant, agreement or condition may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

10.6 Brokers and Finders; Expenses. Except for Seller's retention of Healthcare Real Estate Capital, whose compensation shall be the sole obligation and responsibility of Seller, the parties hereto represent and warrant to each other that none of them has retained any broker or finder in connection with this transaction. Seller on the one hand, and Purchaser, on the other, each agrees to indemnify the other for any losses incurred with respect to a breach of this Section. Except as otherwise provided herein, each party hereto shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.7 Attorney's Fees. In the event any proceeding or suit is brought to enforce this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses (including reasonable attorneys' fees) incurred by such party in connection with any action, suit or proceeding to enforce the other's obligations under this Agreement.

10.8 Assignments. This Agreement may be assigned by Purchaser, without consent of Seller. This Agreement may not be assigned by Seller without the prior written consent of Purchaser, which consent may be withheld in Purchaser's discretion.

10.9 Governing Law. This Agreement shall be governed by the laws of the State where the Facility is located as to, including, but not limited to, matters of validity, construction, effect and performance but exclusive of its conflicts of laws provisions.

10.10 Business Day. If the date for the giving of notice or performance of any duty or obligation hereunder falls on a day that is not a Business Day, such date shall be automatically extended to the next Business Day. As used herein, a "Business Day" means any day other than a Saturday, Sunday or any other day on which banks are authorized to be closed in the State of Tennessee.

10.11 Counterparts; Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall

constitute one and the same instrument. Executed counterparts of this Agreement or any amendment hereto may be delivered by electronic or facsimile transmission.

10.12 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.13 Entire Agreement. This Agreement, which term as used throughout includes the Exhibits and Schedules hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matters contained herein.

10.14 Warranty of Authority. Each of the parties warrants that the persons signing on their behalf have the right and power to enter into this Agreement and to bind them to the terms of this Agreement.

10.15 Reliance. In executing and in carrying out the provisions of this Agreement, the parties are relying solely on the representations, warranties and agreements contained in this Agreement and on any writing delivered pursuant to provisions of this Agreement or at the Closing of the transactions herein provided for and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein or therein.

10.16 Publicity. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties, which approval shall not be unreasonably withheld or delayed; provided, however, that any party may make the following public disclosure (without the consent of the other party): (a) if prior to Closing, such disclosure it believes in good faith is required by Applicable Law or stock market rule (in which case the disclosing party shall advise the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure) or (b) if post-Closing, disclosure of such of the principal terms of the transaction contemplated by this Agreement that such party elects to make.

10.17 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.18 Designation Agreement.

(a) Section 6045(e) of the Code and the regulations promulgated thereunder (collectively, the "Reporting Requirements") require that an information return be made to the United States Internal Revenue Service and a statement be furnished to Seller, in connection with the proposed transaction. Escrow Agent is either the (a) the person responsible for closing the

proposed transaction (as described in the Reporting Requirements) or (b) disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the proposed transaction (as described in the Reporting Requirements). Accordingly:

(b) Escrow Agent is designated as the Reporting Person (as defined in the Reporting Requirements) for the proposed transaction. Escrow Agent shall perform all duties required by the Reporting Requirements to be performed by the Reporting Person for the proposed transaction.

(c) Seller and Purchaser shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the proposed transaction.

(d) Seller certifies to Purchaser and Escrow Agent, under penalties of perjury, that Seller's correct taxpayer identification number is ________________.

(e) Each of the parties shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

10.19 Rule 3.14 Audit. For one year following the Closing Date, Seller agrees to reasonably cooperate with Purchaser and Purchaser's accountants in providing any information necessary for Purchaser to obtain a 3-14 (P&L) audit related to the Facility; provided, that Seller shall not be required to incur any third party costs or expenses in connection therewith.

10.20 As-Is Where-Is Purchase. Purchaser hereby acknowledges, understands and agrees that it has an opportunity to inspect the Facility and the Improvements as set forth in this Agreement, and that regarding the physical and operational condition of such Assets, the Improvements and Facility will be conveyed at Closing to Purchaser in "as-is/where-is" condition with no representation or warranties whatsoever.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

GLOBAL MEDICAL REIT, INC., a Maryland corporation

By: David Young
David Young (Apr 15, 2014)

Chief Executive Officer

Date: ___________, 2014

[SELLER'S SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

LTAC LANDLORD, LLC, a Nebraska limited liability company

By:____________________________
Name:__________________________
Title:___________________________

Date: April 15, 2014

EXHIBIT A

Legal Description of the Real Property

The land referred to is situated in the State of Nebraska, County of Douglas and is described as follows:

Parcel 1:
That part of the Northwest Quarter of the Southeast Quarter of Section 26, Township 15 North, Range 12 East of the 6th P.M., Douglas County, Nebraska, described as follows:

Commencing at the intersection of the West right of way line of 75th Street and the South right of way line of Shirley Street extended; thence South 00°00'33" East (assumed bearing) for 133.50 feet along said West right of way line of 75th Street; thence South 89°59'27" West for 83.13 feet to the true point of beginning; thence South 89°59'27" West for 344.04 feet to the East line of Gorat's Replat, a subdivision, as surveyed, platted and recorded in Douglas County, Nebraska; thence South 00°00'33" East for 221.00 feet along said East line; thence North 89°59'27" East for 344.04 feet; thence North 00°00'33" West for 221.00 feet parallel with and 83.13 feet from said West right of way line to the point of beginning.

Parcel 2:
Non-exclusive Easement for Ingress Egress and Utilities by and between Alegent Health, Bergan Mercy Health System, a Nebraska nonprofit corporation and LTAC Landlord, LLC, a Nebraska limited liability company dated July 30, 2007, filed July 31, 2007 as Instrument No. 2007086871, Official Records, Douglas County, Nebraska.

EXHIBIT B

[Intentionally Deleted]

EXHIBIT C

Due diligence checklist

1. Existing Owner's Title Policy
2. Existing Survey
3. Existing Environmental Reports
4. Copy of Ground Lease
5. Copy of Sublease
6. Certified Rent Roll
7. Copies of Construction Contracts—None
8. Copies of Service Contracts—None
9. Copies of Warranties—None
10. As-Built Drawings
11. Capital Expenditures (3 years past)—None
12. Tax returns (3 years past)
13. Balance sheets and statements of income and expenses
14. Copies of all property tax bills (real and personal), and other tax reports and returns – to be delivered within three (3) business days of the Effective Date
15. Copies of all utility bills (past 12 months) – to be delivered within three (3) business days of the Effective Date—None
16. A list of all defects or malfunctions affecting the Property—None
17. Employee Schedule—None
18. Schedule of Personal Property—None
19. Medical Licensures—None
20. Permits
    (a) CON—None
    (b) Curb Cut—None
    (c) Certificate of Occupancy—None
    (d) Signage—None
21. Other Business Licenses and Permits—None
22. Insurance Certificates – to be delivered within three (3) business days of the Effective Date
23. List of Required Consents– to be delivered within three (3) business days of the Effective Date
24. [intentionally deleted]
25. Seller Good Standing
26. Seller Authorization for Sale - – to be delivered within three (3) business days of the Effective Date
27. [intentionally deleted]

EXHIBIT D

Required Notices to Governmental Authorities

None

EXHIBIT E

Form of Assignment and Assumption of Ground Lease

ASSIGNMENT AND ASSUMPTION OF GROUND LEASE

The Parties to this Agreement are __________________________ ("Assignor"), whose mailing address is ____________________________ and ____________________________ ("Assignee"), whose mailing address is ____________________________. Assignor and Assignee are sometimes referred to herein as the "Parties."

WHEREAS, Assignor owns a leasehold interest in a long term acute care hospital set forth on Exhibit "A" and located at 1870 S 75th Street, Omaha, Nebraska, together with the real property, the improvements and all appurtenances thereto pursuant to that certain Ground Lease dated April 20, 2007 (the "Ground Lease") with Catholic Health Initiatives, a Colorado nonprofit corporation, as successor of Alegent Health ("Ground Lessor"), a memorandum of which is of record in ______________________.

WHEREAS, Assignee desires to purchase from Assignor, and Assignor desires to sell and assign to Assignee all of the rights, benefits, and privileges of the lessee under the Ground Lease, as set forth in this agreement (the "Agreement").

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein set forth:

1. Assignor does hereby assign, transfer, and deliver unto Assignee all of the right, benefits, and privileges of the lessee under the Ground Lease, subject to all terms, conditions, reservations and limitations set forth in the Ground Lease.

2. Assignee accepts, on the terms and conditions herein specified, this Assignment and Assumption, and assumes the performance of all the terms and conditions to be performed under the Ground Lease by Assignor from and after the date hereof.

3. Assignor hereby agrees to indemnify and hold harmless Assignee from and against any and all loss, cost or expense (including, without limitation, reasonable attorney's fees) resulting by reason of the failure of Assignor to perform any of the obligations of the lessee under the Ground Lease prior to the date hereof.

4. Assignee hereby agrees to indemnify and hold harmless Assignor from and against any and all loss, cost or expense (including, without limitation, reasonable attorney's fees) resulting by reason of the failure of Assignee to perform any of the obligations of the lessee under the Ground Lease on or after the date hereof.

5. Assignor hereby represents and warrants that:

(a) Assignor is the sole owner of the lessee's interest under the Ground Lease, and the Ground Lease is in full force and effect without material default as of the effective date hereof by either Assignor or the lessor;

(b) The Ground Lease has not been modified, except as disclosed to Assignee by Assignor.

6. No covenant or other provision of this Agreement may be waived unless by a written instrument signed by the Parties so waiving such covenant or other provision.

7. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid, the remainder of this Agreement shall continue in full force and effect. This Agreement has been made and entered into in the State of Nebraska, and the laws of the state shall govern the validity and interpretation hereof and the performance hereunder by the Parties hereto.

8. The signatories to this Agreement represent that they have the right and power to legally bind to this Agreement the partnerships they represent. All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the Parties have executed this Agreement on this _____ day of ___________________, 20___.

ASSIGNOR:

____

By:_________________________________

Title:________________________________

ASSIGNEE:

____

By:_________________________________

Title:________________________________

[AGREEMENT TO BE IN RECORDABLE FORM]

EXHIBIT F

Form of Assignment and Assumption of Sublease

ASSIGNMENT AND ASSUMPTION OF SUBLEASE

The Parties to this Assignment are ________________________ ("Assignor"), whose mailing address is __________________________ and __________________________ ("Assignee"), whose mailing address is __________________________. Assignor and Assignee are sometimes referred to herein as the "Parties."

WHEREAS, Assignor is the Sublessor under that certain Sublease dated April 20, 2007, as amended by First Amendment to Sublease dated May 25, 2007 and as further amended by Second Amendment to Sublease dated July 24, 2007 (collectively, the "Sublease") Select Specialty Hospital – Omaha, Inc., a Delaware corporation ("Sublessee") pursuant to which the Sublessee leases the Premises, as described in the Sublease; and

WHEREAS, Assignee desires to purchase from Assignor, and Assignor desires to sell and assign to Assignee all of the rights, benefits, and privileges of the lessee under the Sublease, as set forth in this agreement (the "Agreement").

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein set forth:

1. Assignor does hereby assign, transfer, and deliver unto Assignee all of the right, benefits, and privileges of the sublessor under the Sublease, subject to all terms, conditions, reservations and limitations set forth in the Sublease.

2. Assignee accepts, on the terms and conditions herein specified, this Assignment and Assumption, and assumes the performance of all the terms and conditions to be performed under the Sublease by Assignor from and after the date hereof.

3. Assignor hereby agrees to indemnify and hold harmless Assignee from and against any and all loss, cost or expense (including, without limitation, reasonable attorney's fees) resulting by reason of the failure of Assignor to perform any of the obligations of the lessee under the Sublease prior to the date hereof.

4. Assignee hereby agrees to indemnify and hold harmless Assignor from and against any and all loss, cost or expense (including, without limitation, reasonable attorney's fees) resulting by reason of the failure of Assignee to perform any of the obligations of the lessee under the Ground Lease on or after the date hereof.

5. Assignor hereby represents and warrants that:

(a) Assignor is the sole owner of the sublessor's interest under the Sublease, and the Sublease is in full force and effect without material default as of the effective date hereof by either Assignor or the Sublessee;

(b) The Sublease has not been modified, except as disclosed to Assignee by Assignor;

(c) All obligations of Assignor under the Subleases with respect to the performance of work or the installation of equipment or materials required to have been performed at or prior to the date hereof have been substantially observed and performed;

(d) Sublessee is not and shall not become entitled to any concession, rebate, allowance or free rent for any period subsequent to Closing, except as disclosed in the copy of the Sublease delivered to Assignee by Assignor. In the event that Assignor has entered into any arrangements or agreements with Sublessee that have not been disclosed in the copies of the Sublease delivered to Assignee by Assignor, whereby Sublessee has made a prepayment of any nature, received a concession, rebate, allowance or free rent for any period, Assignor hereby agrees that such concession, rebate, allowance, expenses, or free rent is the sole responsibility of Assignor, and that Assignor shall pay to Assignee for such items as they become due, or applicable, an amount equal to such prepayment or concession, rebate, allowance or free rent;

(e) Sublessee does not have any option to purchase the Premises or an interest in the Premises (other than its leasehold tenancy for a specified term as stated in the Sublease);

(f) No rentals have been collected more than one (1) month in advance of the date such rentals are due.

6. No covenant or other provision of this Agreement may be waived unless by a written instrument signed by the Parties so waiving such covenant or other provision.

7. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid, the remainder of this Agreement shall continue in full force and effect. This Agreement has been made and entered into in the State of Nebraska, and the laws of the state shall govern the validity and interpretation hereof and the performance hereunder by the Parties hereto.

8. The signatories to this Agreement represent that they have the right and power to legally bind to this Agreement the partnerships they represent. All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the Parties have executed this Agreement on this _____ day of ____________________, 20___.

ASSIGNOR:

____

By:___________________________________

Title:_________________________________

ASSIGNEE:

____

By:___________________________________

Title:__________________________

EXHIBIT G

[Intentionally Deleted]



executed Purchase and Sale Agreement, Omaha LTACH

EchoSign Document History April 15, 2014

Created:	April 15, 2014
By:	David Young (DavidY@GlobalMedicalREIT.com)
Status:	SIGNED
Transaction ID:	X859P9852Y82M6K

"executed Purchase and Sale Agreement, Omaha LTACH" History

Document created by David Young (DavidY@GlobalMedicalREIT.com)

April 15, 2014 - 4:11 PM PDT - IP address: 71.199.200.215

Document esigned by David Young (DavidY@GlobalMedicalREIT.com)

Signature Date: April 15, 2014 - 4:13 PM PDT - Time Source: server - IP address: 71.199.200.215

Signed document emailed to David Young (DavidY@GlobalMedicalREIT.com), acargile@babc.com, conn@185hk.com, gmarkvluwer@grangergroup.com and EH Beebe (hbeebe@hrecap.com)

April 15, 2014 - 4:13 PM PDT